Exhibit 99.1

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace to Acquire Consolidated Aerospace Manufacturing from Stanley Black & Decker for approximately $1.8 Billion

•	Acquisition valued at approximately $1.8 billion and strengthens Howmet Aerospace’s portfolio of high-tech, mission-critical aerospace fastening solutions
•	All-cash transaction deepens exposure to key aerospace and defense platforms

PITTSBURGH, PA, December 22, 2025 – Howmet Aerospace Inc. (NYSE: HWM) today announced it has entered into a definitive agreement to acquire Consolidated Aerospace Manufacturing, LLC (CAM), a leading global designer and manufacturer of precision fasteners, fluid fittings, and other complex, highly engineered products for demanding aerospace and defense applications, from Stanley Black & Decker, Inc. (NYSE: SWK) for an all-cash purchase price of approximately $1.8 billion. The transaction will receive favorable treatment for federal tax purposes, which will result in a significant tax benefit for Howmet.

Howmet expects CAM to generate FY 2026 revenue of approximately $485 to $495 million, with adjusted EBITDA margin in excess of 20% before synergies. The combination of synergies and the aforementioned tax benefit is expected to result in FY 2026 adjusted EBITDA transaction multiple of approximately 13x.

“The acquisition of CAM is a major step in our strategy to build out our differentiated fastener portfolio,” said John C. Plant, Executive Chairman and Chief Executive Officer of Howmet Aerospace. “CAM’s established brands, engineering prowess, and deep customer relationships are a perfect complement to our existing business. This transaction will allow us to better serve our aerospace and defense customers with a broader offering of mission-critical fastening solutions and represents a compelling use of capital to drive value for our shareholders.”

The transaction is expected to close in the first half of 2026, subject to customary closing conditions and regulatory approvals.

J.P. Morgan Securities LLC is serving as financial advisor to Howmet Aerospace, and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,170 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Forward-Looking Statements

This press release contains statements that relate to future events and expectations and as such constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “targets,” “will,” “would,” or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding the planned acquisition of Consolidated Aerospace Manufacturing, LLC from Stanley Black & Decker, Inc. and the expected benefits and timing of the transaction. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: the ability to consummate the proposed acquisition on the expected terms and within the anticipated closing time period or at all because required regulatory approval or other conditions to closing are not received or satisfied on a timely basis or at all; the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction agreement entered into with respect to the proposed acquisition; the ability to realize the expected benefits of the proposed acquisition, including the anticipated synergies and favorable tax treatment of the proposed transaction and the anticipated broader offering of fastening solutions; the impact of a delay in completing the proposed acquisition or in integrating the Consolidated Aerospace Manufacturing, LLC business, which may be more difficult, time consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in retaining or maintaining relationships with employees, customers or suppliers) that may be greater than expected following the proposed acquisition or the public announcement of the proposed acquisition; and the other risk factors summarized in Howmet Aerospace’s Annual Report on Form 10-K for the year ended December 31, 2024 and other reports filed with the U.S. Securities and Exchange Commission. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.